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                                                                   EXHIBIT 10(h)




                           1996 ACNIELSEN CORPORATION
               NON-EMPLOYEE DIRECTORS' DEFERRED COMPENSATION PLAN



1.    PURPOSE OF THE PLAN

            The purpose of the Plan is to enhance the Company's ability to attract and retain talented individuals to serve as members of the Board and to promote a greater alignment of interests between non-employee directors and the shareholders of the Company.


2.    DEFINITIONS

            The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

            (a) Act: The Securities Exchange Act of 1934, as amended, or any successor thereto.

            (b) Annual Deferral Amount: As such term is defined in Section 5(a) of the Plan.

            (c) Award: A Deferred Share Unit or Deferred Cash granted pursuant to the Plan.

            (d) Beneficial Owner: As such term is defined in Rule 13d-3 under the Act (or any successor rule thereto).

            (e)   Board: The Board of Directors of the Company.

            (f) Change in Control: The occurrence of any of the following events:

                  (i) any Person (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then-outstanding securities;

                  (ii) during any period of twenty-four months (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board, and any new director (other than (A) a director nominated by a Person who has entered into an agreement with the Company to
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                  effect a transaction described in Sections 2(f)(i), (iii) or
                  (iv) of the Plan, (B) a director nominated by any Person (including the Company) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a Change in Control or (C) a director nominated by any Person who is the Beneficial Owner, directly or indirectly, of securities of the Company representing 10% or more of the combined voting power of the Company's securities) whose election by the Board or nomination for election by the Company's stockholders was approved in advance by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

                  (iii) the stockholders of the Company approve any transaction or series of transactions under which the Company is merged or consolidated with any other company, other than a merger or consolidation (A) which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 66 2/3% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation and
                  (B) after which no Person holds 20% or more of the combined voting power of the then-outstanding securities of the Company or such surviving entity; or

                  (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

            (g) Code: The Internal Revenue Code of 1986, as amended, or any successor thereto.

            (h)   Committee: The Compensation Committee of the Board.

            (i)   Company: ACNielsen Corporation, a Delaware corporation.
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            (j)   D&B: The Dun & Bradstreet Corporation, a Delaware corporation.

            (k) Deferred Cash: A bookkeeping entry credited in accordance with an election made by a Participant pursuant to Section 5 of the Plan.

            (l) Deferred Share Unit: A bookkeeping entry, equivalent in value to one Share, credited in accordance with an election made by a Participant pursuant to Section 5 of the Plan.

            (m) Determination Date: As such term is defined in Section 6 of the Plan.

            (n) Effective Date: The date on which the Plan takes effect, as defined pursuant to Section 13 of the Plan.

            (o) Election Date: The date on which a Participant files an election with the Secretary of the Company pursuant to Section 5 of the Plan.

            (p) Fair Market Value: On a given date, the arithmetic mean of the high and low prices of the Shares as reported on such date on the Composite Tape of the principal national securities exchange on which such Shares are listed or admitted to trading, or, if no Composite Tape exists for such national securities exchange on such date, then on the principal national securities exchange on which such Shares are listed or admitted to trading, or, if the Shares are not listed or admitted on a national securities exchange, the arithmetic mean of the per Share closing bid price and per Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted), or, if there is no market on which the Shares are regularly quoted, the Fair Market Value shall be the value established by the Committee in good faith. If no sale of Shares shall have been reported on such Composite Tape or such national securities exchange on such date or quoted on the National Association of Securities Dealers Automated Quotation System on such date, then the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used.
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            (q)   First Trading Date: The first date on which the Shares are traded regular way on the principal national securities exchange on which such Shares are listed or admitted to trading.

            (r) Participant: Any director of the Company who is not an employee of the Company or any Subsidiary of the Company (i) as of any Election Date and (ii) during any years of service covered by the election made on such Election Date.

            (s) Person: As such term is used for purposes of Section 13(d) or 14(d) of the Act (or any successor section thereto).

            (t) Plan: The 1996 ACNielsen Corporation Non-Employee Directors' Deferred Compensation Plan.

            (u) Prime Rate: The rate of interest per annum publicly announced from time to time by The Chase Manhattan Bank as its prime rate in effect at its principal office in New York City; provided that each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

            (v) Shares: Shares of common stock, par value $0.01 per Share, of the Company.

            (w) Spinoff Date: The date on which the Shares that are owned by D&B are distributed to the holders of record of shares of D&B.

            (x) Subsidiary: A subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).


3.    ADMINISTRATION

            The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two "non-employee directors" within the meaning of Rule 16b-3 under the Act (or any successor rule thereto). The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final,
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conclusive and binding on all parties concerned (including, but not limited to,
Participants and their beneficiaries or successors).


4.    ELIGIBILITY

            All Participants shall be eligible to participate under this Plan.


5.    VOLUNTARY DEFERRAL OF CASH COMPENSATION

            A Participant may voluntarily elect to defer his or her cash compensation (including, but not limited to, annual retainer, board meeting fees, committee meeting fees and committee chairman fees) in the following manner:

            (a) Method of Election. In order to make a voluntary election pursuant to the Plan, the Participant must complete and deliver to the Secretary of the Company a written election, not later than 30 days after the date on which he or she commences service as a director of the Company (or, in subsequent years, not later than the anniversary of the normal commencement date for such director's term), designating (i) the portion of his or her cash compensation for a year of service as a director that is to be deferred (the "Annual Deferral Amount") and (ii) the portion of the Annual Deferral Amount that is to be deferred into (A) Deferred Share Units and/or (B) Deferred Cash. Such an election shall only be effective with respect to (i) the annual retainer and (ii) any other fees earned after the date of the election. Such election shall remain effective for all future years of service unless the Participant makes a new election in a subsequent year.

            (b) Deferred Share Units. If a Participant elects to defer his or her Annual Deferral Amount into Deferred Share Units, such Participant will have Deferred Share Units credited (as of each date on which his or her cash compensation would otherwise have been paid) to a Deferred Share Unit account maintained for him or her on the books of the Company. The number of Deferred Share Units (including fractional Deferred Share Units) to be credited shall be determined by dividing (i) the amount of cash compensation to be deferred into Deferred Share Units by (ii) the Fair Market Value of one Share on the date credited. Deferred Share Units shall be credited with dividend equivalents when dividends are paid on Common Shares, and such dividend equivalents shall be converted into additional Deferred Share Units based on the Fair Market Value of Shares on the date credited. Notwithstanding anything to the contrary in this
Section 5(b), the Fair Market Value of one Share on any date prior to the First Trading Date shall be the Fair Market Value of one Share on the First Trading Date.
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            (c) Deferred Cash. If a Participant makes a voluntary election to defer his or her Annual Deferral Amount into Deferred Cash, such Participant will have Deferred Cash credited (as of each date on which his or her cash compensation would otherwise have been paid) to a Deferred Cash account maintained for him or her on the books of the Company. The amount of Deferred Cash to be credited shall equal the amount of cash compensation to be deferred into Deferred Cash. A Participant's account shall be credited with additional Deferred Cash equal to the amount of notional interest earned on the account, assuming that such interest is earned at the Prime Rate and compounded on an annual basis.


6.    TERMINATION OF BOARD SERVICE

            No later than the first business day of the calendar year immediately following the date on which a Participant terminates service with the Company (the "Determination Date"), the Participant shall receive (a) a lump sum payment in Shares equal in number to the Deferred Share Units credited to the Participant's Deferred Share Unit account (provided, however, that any fractional Shares shall be paid in cash based on the Fair Market Value of a Share as of the Determination Date) and (b) a lump sum payment in cash equal to the Deferred Cash credited to the Participant's Deferred Cash account.


7.    NONTRANSFERABILITY OF UNITS

            Awards shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution. During the lifetime of a Participant, Awards shall be payable only to such Participant. Awards payable after the death of a Participant may be paid to the legatees, personal representatives or distributees of the Participant.


8.    UNFUNDED PLAN

            Unless otherwise determined by the Committee, the Plan shall be unfunded. To the extent any individual holds any rights by virtue of an Award granted under the Plan, such rights (unless otherwise determined by the Committee) shall be no greater than the rights of an unsecured general creditor of the Company.


9.    ADJUSTMENTS UPON CERTAIN EVENTS

            Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to Awards:

            (a) Generally. In the event of any change in the outstanding Shares after the Effective Date by reason of any
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Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of Shares or other corporate exchange, or any distribution to stockholders of Shares other than regular cash dividends, the Committee in its sole discretion and without liability to any person may make such substitution or adjustment, if any, as it deems to be equitable, as to any Deferred Share Units granted under the Plan.

            (b) Change in Control. In the event of a Change in Control, the Committee in its sole discretion and without liability to any person may take such actions, if any, as it deems necessary or desirable with respect to any Awards (including, without limitation, (i) the acceleration of Awards, (ii) the payment of a cash amount in exchange for the cancellation of Awards and/or (iii) the requiring of the issuance of substitute Awards that will substantially preserve the value, rights and benefits of any affected Awards previously granted hereunder) as of the date of the consummation of the Change in Control.


10.   SUCCESSORS AND ASSIGNS

            The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant's creditors.


11.   AMENDMENTS OR TERMINATION

            The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would impair the rights of any Participant under any Awards theretofore granted without such Participant's consent.


12.   CHOICE OF LAW

            The Plan shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in the State of New York.


13.   EFFECTIVENESS OF THE PLAN

            The Plan shall be effective as of the date of its adoption by the Board.